CONSENT OF COUNSEL

     We consent to the reference to our Firm under the heading "Counsel and Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of Pax World Money Market Fund, Inc. as filed with the Securities and Exchange Commission on or about May 30, 2008.

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP
PAUL, HASTINGS, JANOFSKY & WALKER LLP


New York, New York
May 30, 2008